EXHIBIT 99.1

FIRST NILES FINANCIAL, INC.
ANNOUNCES FIRST QUARTER 2003 EARNINGS

Niles, Ohio, April 14, 2003 - First Niles Financial, Inc. (Nasdaq SmallCap Market: FNFI), the holding company for Home Federal Savings and Loan Association of Niles today reported results for the three month period ended March 31, 2003.

Net income for the three months ended March 31, 2003 totaled $274,000 compared to net income of $177,000 for the same period in 2002, an increase of $97,000, or 54.8%. The return on average assets for the three months ended March 31, 2003 was 1.09% compared to 0.74% in the same quarter one year prior. Primary earnings per share for the three months ended March 31, 2003 was $0.21, compared to $0.13 for the same period in 2002.

Net interest income after the provision for loan losses for the first quarter of 2003 totaled $798,000, compared to $718,000, an increase of $80,000, or 11.1% as compared to the same period in 2002. Total interest income was $1.36 million for the three months ended March 31, 2003, a $79,000 decrease from the same period in 2002. Interest expense for the three months ended March 31, 2003 was $560,000, a $129,000 decrease from the same period one year prior. The decrease in both total interest income and total interest expense was primarily related to lower market interest rates experienced in 2003 as compared to 2002.

Non-interest income for the first quarter of 2003 was $57,000, as compared to $12,000 for the same period in 2002. This increase was essentially the result of a $49,000 gain on sale of securities realized during the first quarter of 2003, compared to no gain on sale of securities during the first quarter of 2002.

Non-interest expense for the first quarter of 2003 was $462,000, compared to $488,000 in the first quarter one year ago, a decrease of $26,000, or 5.3%. This decrease was primarily attributable to lower legal and audit expenses in the current quarter as compared to the same period one year ago.

Non-performing loans, consisting of non-accruing loans and accruing loans delinquent more than 90 days totaled $1.3 million at March 31, 2003, or 3.3% of net loans receivable, a decrease of $231,000 from December 31, 2002. The allowance for loan losses totaled $762,000 at March 31, 2003, representing 59.2% of non-performing loans and 1.9% of net loans receivable. At December 31, 2002 the allowance for loan losses represented 50.2% of non-performing loans and 1.9% of net loans receivable.

At March 31, 2003 total assets were $100.3 million compared to $100.6 million at December 31, 2002, a decrease of $332,000, or 0.3%. Net loans receivable decreased to $39.2 million at March 31, 2003 from $40.2 million at December 31, 2002. Deposits were $61.5 million at March 31, 2003 as compared to $60.9 million at December 31, 2002, representing an increase of $608,000, or 1.0%.

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Total equity at March 31, 2003 was $17.5 million, $794,000 lower than at December 31, 2002. The decrease in total equity was primarily related to a $538,000 increase in treasury shares and a $345,000 decrease in net unrealized gains on securities available for sale. The Company repurchased 33,512 shares of its common stock during the quarter at an average price of $16.04. At March 31, 2003 the Association significantly exceeded all regulatory capital requirements.

First Niles Financial, Inc. and its wholly-owned subsidiary, Home Federal Savings and Loan Association of Niles, may from time to time make written or oral "forward-looking statements", including statements contained in its filings with the Securities and Exchange Commission. These forward-looking statements may also be included in press releases, such as this one, and other communications by the company, which are made in good faith by us pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risk and uncertainties, and are subject to change based on various factors (some of which are beyond our control). The words "may", "could", "should", "would", "believe", "anticipate", "estimate", "expect", "intend", "plan" and similar expressions are intended to identify forward-looking statements.

First Niles Financial, Inc. is headquartered at 55 North Main Street, Niles, Ohio 44446.

FOR IMMEDIATE RELEASE	For Further Information Contact:

April 14, 2003	William L. Stephens, President or Lawrence Safarek, Vice President First Niles Financial, Inc. 55 N. Main Street Niles, Ohio 44446 (330) 652-2539

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Selected Financial Condition Data
(in thousands, except for per share data)

	March 31, 2003	December 31, 2002
	(Unaudited)

Total assets	$100,302	$100,635
Loans receivable, net	39,215	40,205
Securities (AFS) at market	49,169	44,734
Securities (HTM) at cost	1,707	3,349
Deposits	61,503	60,895
Total borrowings	19,500	19,500
Retained earnings	13,854	13,766
Common stock and paid in capital	6,906	6,906
Total equity	17,538	18,333
Book value per share	$ 12.25	$ 12.51

Selected Operating Data
(in thousands, except for per share data)

	Three Months Ended March 31,
	2003	2002
	(Unaudited)

Interest income	$1,358	$1,437
Interest expense	560	689
Provision for loan losses	-	30
Net interest income	798	718
Non-interest income	57	12
Non-interest expense	462	488
Income before inc. tax exp.	393	242
Income tax expense	119	65
Net income	274	177
Earnings per share	$ 0.21	$ 0.13

END.